EXHIBIT 21

         Wholly-owned subsidiaries of the Registrant are Shaw Financial Services, Inc., a Georgia corporation; Shaw Transport, Inc., a Georgia corporation; Shaw Industries Australia, Pty., Ltd., an Australian corporation; Carpets International, PLC., a United Kingdom corporation; Shaw Contract Flooring Services, Inc., a Georgia corporation; Shaw Carpet Showplace, Inc., a Georgia corporation; Shaw Retail Properties, Inc., a Georgia corporation; Shaw Contract Properties, Inc., a Georgia corporation; New York Carpet World, Inc., a Michigan corporation; Carpetland USA, Inc., an Indiana corporation; G & S Investments, Inc., a Washington corporation. The Company also has a 49% owned subsidiary, Terza, S.A. de CV., a Mexican corporation.